EX-99.d.2

SUB-ADVISORY AGREEMENT

AGREEMENT made by and between DELAWARE MANAGEMENT COMPANY, a series of MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST (the “Investment Manager”) and APOLLO CREDIT MANAGEMENT, LLC (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, IVY FUNDS (the “Trust”) is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, IVY APOLLO STRATEGIC INCOME FUND and IVY APOLLO MULTI-ASSET INCOME FUND (hereinafter, if referring to one of the funds, the “Fund”, and if referring to both funds, the “Funds”) are series of the Trust; and

WHEREAS, the Investment Manager and the Trust, on behalf of the Funds, have entered into an agreement (the “Investment Management Agreement”) whereby the Investment Manager will provide investment advisory services to the Trust with respect to the Funds; and

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Funds; and

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment advisory services; and

WHEREAS, the Board of Trustees (the “Board” or the “Trustees”) of the Trust and the Investment Manager desire that the Investment Manager retain the Sub-Adviser to render investment advisory and other services with respect to that portion of each Fund as the Investment Manager shall from time to time allocate to the Sub-Adviser (each a “Managed Portion”) in the manner, for the period, and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. (a) The Sub-Adviser will supervise and direct the investments of the assets of the Managed Portion of each Fund listed on Schedule A attached hereto in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, as currently in effect and as the same may be hereafter modified, amended and/or supplemented from time to time (hereinafter referred to as the “Prospectus and SAI”), and such other limitations as the Fund may impose by notice in writing to the Sub-Adviser, subject always to the supervision and control of the Investment Manager and the Board.

(b) As part of the services it will provide hereunder, the Sub-Adviser is authorized and directed, in its discretion and without prior consultation with the Funds or the Investment Managerto:

(i) obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Managed Portion or that are under consideration for inclusion in the Managed Portion and invest the Managed Portion in accordance with the Investment Manager's and the Board's written direction as more fully set forth herein and as otherwise directed;

(ii) regularly make decisions as to what securities to purchase and sell on behalf of the Funds with respect to the Managed Portion, effect the purchase and sale of such investments in furtherance of the Funds’ objectives and policies, and furnish the Board with such information and reports regarding the Sub-Adviser’s activities in the performance of its duties and obligations under this Agreement as the Investment Manager deems appropriate or as the Board may reasonably request, including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable federal and state laws and regulations and Trust policies and procedures;

(iii) provide any and all material composite or other performance information, records and supporting documentation about accounts or funds the Sub-Adviser manages, if appropriate, that are relevant to the Managed Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Managed Portion that may be reasonably necessary, under applicable laws, to allow the Funds or their agent to present information concerning the Sub-Adviser’s prior performance in the Funds’ Prospectus and SAI, and any permissible reports and materials prepared by the Fund or its agent;

(iv) provide information as reasonably requested by the Investment Manager or the Board to assist them or their delegate in the determination of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Funds’ net asset value in accordance with procedures and methods established by the Board;

(v) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations (“Corporate Actions”) with respect to the issuers of securities in which Fund assets may be invested, provided materials relating to such Corporate Actions have been forwarded to the Sub-Adviser in a timely fashion by the Funds’ custodian or otherwise known to the Sub-Adviser, and to submit reports regarding such Corporate Actions, including a copy of any policies regarding such Corporate Actions, in a form reasonably satisfactory to the Investment Manager and the Funds in order to comply with any applicable federal or state reporting requirements;

(vi) provide performance and other information as reasonably requested by the Investment Manager or the Board to assist them or their delegate in conducting ongoing due diligence and performance monitoring; and

(vii) except as the Investment Manager and the Sub-Adviser may agree in writing from time to time, maintain all accounts, books, and records with respect to the Managed Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. The Sub-Adviser shall furnish to the Investment Manager copies of all such accounts, books, and records as the Investment Manager may reasonably request. The Sub-Adviser agrees that such accounts, books, and records are the property of the Trust, and will be surrendered to the Trust promptly upon request, with the understanding that the Sub-Adviser may retain its own copy of all records.

(c) The Sub-Adviser shall not consult with any other sub-adviser of the Funds or of any fund that is an “affiliated person” of the Funds concerning transactions for the Funds in securities or other assets. In no instance will any portfolio securities of the Funds be purchased from, or sold to, the Investment Manager, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated persons of the Trust, the Investment Manager, the Sub-Adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (the “SEC”) and the 1940 Act, including Rule 17a-7 thereunder. The Sub-Adviser acknowledges that the Investment Manager and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act.

(d) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time; (ii) the Trust’s By- Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; (iii) the Funds’ Prospectus and SAI; (iv) the 1940 Act and the Advisers Act and the rules under each and all other federal and state securities laws or regulations applicable to the Trust and the Funds; (v) the Trust’s compliance policies and procedures adopted from time to time by the Board for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1(e)(1) under the 1940 Act) (together, the “Trust Compliance Procedures”) and any other Trust policies and procedures adopted from time to time by the Board; and (vi) the written instructions of the Investment Manager. The Investment Manager agrees to provide the Sub-Adviser with current copies of the Trust’s and the Funds’ documents mentioned above and all changes made to such documents. The foregoing limitations in this Section 1(d) do not preclude the Sub-Adviser from exceeding the 15% illiquid securities limitation as it pertains to the Managed Portion, unless the Investment Manager provides reasonable advance written notice of a purchase restriction on illiquid securities.

(e) In order to assist the Trust and the Trust’s chief compliance officer (the “Trust CCO”) and the Investment Manager and the Investment Manager’s Chief Compliance Officer (the “IM CCO”) in satisfying the requirements contained in Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Adviser Act, respectively, the Sub-Adviser shall provide to the Trust CCO and/or IM CCO: (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”) and its officers and employees, as reasonably requested by the Trust CCO and/or IM CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Managed Portion; and (iii) quarterly certifications with respect to Material Compliance Matters (as that term is defined in Rule 38a-1(e)(2) under the 1940 Act) related to the Sub-Adviser’s management of the Managed Portion.

The Sub-Adviser shall promptly provide the Trust CCO and IM CCO with copies and summaries of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws and to prevent violation of the Advisers Act (together, the “Sub-Adviser Compliance Procedures”); and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO and IM CCO so as to facilitate the Trust CCO’s and IM CCO’s performance of their respective responsibilities under Rule 38a-1 and Rule 206(4)-7, including to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO and IM CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Managed Portion. The Sub-Adviser shall allow the Trust CCO and/or the IM CCO, as reasonably requested from time to time, access to examine and review the Sub-Adviser’s Compliance Procedures and the Sub-Adviser’s adherence thereto. The Sub-Adviser shall provide to the Trust CCO and IM CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Managed Portion; and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub- Adviser Compliance Procedures that affected the Managed Portion. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO and IM CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws, including the conduct and results of our annual review for adequacy and effectiveness.

(f) The Sub-Adviser shall assist the Funds in the preparation of the Trust’s registration statement, the Prospectus and SAI, shareholder reports and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”), and shall provide the Funds with disclosure for use in the Funds’ Regulatory Filings, including, without limitation, disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, investment management strategies and techniques, and proxy voting policies. The Sub-Adviser shall provide such certifications regarding the Funds as the Trust’s officers may reasonably request for purposes of the preparation of any Regulatory Filings. The Sub-Adviser shall use commercially reasonable efforts to review and comment within five (5) business days upon all disclosure about the Sub-Adviser or the Managed Portion contained or to be contained in any such Regulatory Filings; provided, however, that the Adviser will not use any disclosure regarding the Sub-Adviser or the Managed Portion to which the Sub-Adviser has objected in writing within the foregoing timeframe as being inaccurate until such disclosure has been corrected as necessary.

(g) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub- Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent of the Trust.

2. (a) Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees.

(b) Directors, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds that have employed the Sub-Adviser as sub-adviser or investment manager. Directors, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity.

(c) In the conduct of the respective business of the parties hereto and in the performance of this Agreement, the Trust, the Investment Manager, and the Sub-Adviser may share facilities common to each, which may include legal and accounting personnel, with appropriate proration of expenses between and among them.

3. (a) The Sub-Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Managed Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Investment Manager from time to time, and (ii) as described in the Funds’ Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund, with respect to the Managed Portion, the Sub-Adviser shall use its best efforts to obtain for the Managed Portion “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(b) Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cause the Managed Portion to pay a broker or dealer that provides brokerage or research services to the Investment Manager, the Sub-Adviser and the Managed Portion an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Funds or its other advisory clients for which the Investment Manager or the Sub- Adviser exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Board or the Investment Manager may direct the Sub-Adviser to effect transactions in Fund securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

(c) Any entity or person associated with the Investment Manager or the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Funds to the extent and as permitted by Section 11(a)(1)(H) of the Exchange Act.

4. As compensation for the services to be rendered to the Trust for the benefit of the Funds by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser a fee as provided in Schedule A attached hereto.

5. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Funds under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6. (a) Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b) Neither the Investment Manager, the Trust nor the Funds shall use the Sub-Adviser’s actual or fictitious name(s), mark, derivative and/or logo (or that of any affiliate of the Sub-Adviser, other than that of the Funds, the Trust, or any affiliate of the Investment Manager that is an affiliate of the Sub-Adviser solely by reason of the Sub-Adviser’s provision of services pursuant to this Agreement) or otherwise refer to the Sub-Adviser in any materials distributed to third parties, including the Funds’ shareholders, without prior review and written approval by the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trust and the Funds, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub-Adviser's actual or fictitious name(s), mark, derivative and/or logo.

(c) The Sub-Adviser shall not use the Investment Manager’s name (or that of any affiliate of the Investment Manager) or otherwise refer to the Investment Manager in any materials distributed to third parties, including the Funds’ shareholders, without prior review and written approval by the Investment Manager, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark, derivative and/or logo of the Investment Manager, the Trust and the Funds.

7. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trust on behalf of the Funds, the Sub-Adviser shall not be liable to the Trust, the Funds, the Investment Manager or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub- Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Managed Portion or the Funds, or that the Managed Portion or the Funds will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

(b) The Investment Manager shall indemnify the Sub-Adviser and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (which shall not include the Trust or the Funds) (collectively, “Sub-Adviser Related Persons”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, (collectively “Losses”) incurred by the Sub-Adviser or Sub-Adviser Related Persons arising from or in connection with this Agreement or the performance by the Sub-Adviser or Sub-Adviser Related Persons of its or their duties hereunder so long as such Losses arise out of the Investment Manager’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (b) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or a Sub-Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

(c) The Sub-Adviser shall indemnify the Investment Manager and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively, “Investment Manager Related Persons”) to the fullest extent permitted by law against any and all Losses incurred by the Investment Manager or Investment Manager Related Persons arising from or in connection with this Agreement or the performance by the Investment Manager or Investment Manager Related Persons of its or their duties hereunder so long as such Losses arise out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub- Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Investment Manager or an Investment Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

(d) The rights accruing to any indemnified party under these provisions shall not exclude any other right to which such person may be law fully entitled.

8. (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to the Funds unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. This Agreement shall continue in effect for a period of two (2) years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board or by the vote of a majority of the outstanding voting securities of the Funds and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or “interested persons” of the Trust, the Funds, or any party hereto, in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) This Agreement may be terminated by the Investment Manager or the Trust at any time, without the payment of a penalty, on written notice to the Sub-Adviser of the Investment Manager’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Funds. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Investment Manager and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation to respond for a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 7 hereof. This Agreement shall automatically terminate in the event of its assignment. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement.

(d) Due to the unique nature of the investments the Sub-Adviser expects to make with the Managed Portion, if this Agreement is terminated (and the Sub-Adviser is no longer an affiliated person (as defined in the 1940 Act) of the Funds) and subject to applicable law and the Investment Manager (or a successor investment sub-advisor to the assets that comprise the Managed Portion) determining, in accordance with its fiduciary duty to the Funds, that it would be appropriate to dispose of certain holdings of the Managed Portion, the Investment Manager shall (i) notify the Sub-Adviser of its intent to sell such assets and (ii) take reasonable steps to direct the Funds to sell such assets to the Sub-Adviser either at fair market value, which shall be the most recent value thereof used by the Funds for purposes of determining its net asset value, or, if the Investment Manager receives any offers from unaffiliated third parties to acquire such assets above fair market value, at a price greater than the highest offered by any such unaffiliated third party. The Investment Manager shall take reasonable steps to ensure that any such holdings of the Managed Portion contemplated by this Section 8(d) are transferred as soon as practicable following the sale of such assets to the Sub-Adviser as described herein.

9. (a) Any information and advice furnished by any party to this Agreement to the other party or parties, including material non-public information with respect to the Funds (which includes the portfolio holdings of the Funds), shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;
(iii)	is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction;
(v)	is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);
(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party; or
(vii)	has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any “nonpublic personal information” (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers of the Trust or a client of the Investment Manager to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

(b) In the event that the Sub-Adviser or its representatives are required to disclose any confidential or proprietary information produced or provided by the Investment Manager or the Funds and/or their representatives (including but not limited to information that is material and non-public), pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Adviser and/or any of its representatives, the Sub-Adviser or such representative shall provide (unless prohibited by law or regulation) the Investment Manager with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Investment Manager may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 9(b).

(c) In the event that the Investment Manager or its representatives are required to disclose any confidential or proprietary information produced or provided by the Sub-Adviser and/or its representatives (including but not limited to information that is material and non-public), pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Investment Manager and/or any of its representatives, the Investment Manager or such representative shall provide (unless prohibited by law or regulation) the Sub-Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 9(c).

10. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Funds and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Funds.

(b) The Sub-Adviser has adopted policies and procedures and a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and will provide the Investment Manager and the Board with copies of such policies and procedures and code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule 17j-1, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information required by Rule 17j-1(c)(1) relating to the approval by the Funds’ Board of Trustees of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement.

(c) The Sub-Adviser has provided the Trust and the Investment Manager with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Investment Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trust and the Investment Manager of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are the portfolio manager(s) of the Managed Portion prior to or promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Funds, if any, arising out of an assignment or change in control of the Sub-Adviser. In the event that there is a proposed change in control of the Sub-Adviser that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Funds to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Adviser shall occur following either: (i) receipt by the Investment Manager and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisers absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”). In addition, if the Sub-Adviser shall resign, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a proxy statement and soliciting materials or an Information Statement, as applicable.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(f) The Sub-Adviser has implemented policies and procedures that will prevent the disclosure by the Sub-Adviser, its employees or agents of the Funds’ portfolio holdings to any person or entity other than the Investment Manager, the Trust’s custodian, or other persons expressly designated by the Investment Manager.

11. The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment.

12. This Agreement shall extend to and bind the successors of the parties hereto.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. All written notices, requests or other communications to any party hereunder shall be given to the following addresses and telecopy numbers, or such other address and telecopy number communicated to the other parties from time to time:

If to the Sub-Adviser:	Apollo Credit Management, LLC 9 West 57th Street, Suite 4800 New York, New York 10019 Attention: Joseph D. Glatt

If to the Trust or Funds:	Ivy Funds 6300 Lamar Avenue Overland Park, KS 66202, U.S.A. Attention: Mara Herrington, Vice President

And

Shawn Lytle 100 Independence 610 Market Street Philadelphia, PA 19106; with a copy to General Counsel at same address

If to the Investment Manager:	Shawn Lytle 100 Independence 610 Market Street Philadelphia, PA 19106; with a copy to General Counsel at same address

15. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” and “assignment” shall have the meanings given them in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 30th day of April, 2021.

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

DELAWARE MANAGEMENT COMPANY,
a series of MACQUARIE INVESTMENT
MANAGEMENT BUSINESS TRUST

By:	/s/ Roger Early
Name:	Roger Early
Title:	Executive Vice President

Agreed to and accepted as of the day and year first above written:

IVY FUNDS
on behalf of IVY APOLLO STRATEGIC
INCOME FUND and IVY APOLLO MULTI-
ASSET INCOME FUND

By:	/s/ Joseph W. Kauten
Name:	Joseph W. Kauten
Title:	Vice President

SCHEDULE A
TO
SUB-ADVISORY AGREEMENT

FEE SCHEDULE

The compensation payable to Sub-Adviser for its services hereunder, pursuant to Paragraph 4 of the Sub-Advisory Agreement, shall be calculated and paid as follows in regards to each of the Ivy Apollo Strategic Income Fund and Ivy Apollo Multi-Asset Income Fund:

The total fee for each Fund will be the sum of the following percentages (on an annual basis) of the average daily net assets within each of the Managed Portion(s) sub-advised by Sub-Adviser:

0.90% (90 basis points) of the first $ 200 million within the Managed Portion
0.885% (88.5 basis points) of the next $ 200 million within the Managed Portion
0.87% (87 basis points) of the next $ 200 million within the Managed Portion
0.85% (85 basis points) of all assets above $600 million within the Managed Portion

The fee shall be payable on each of the Managed Portion’s average daily net assets monthly to the Sub-Adviser on or before the tenth (10th) day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the sub-advisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs. Each month, the Investment Manager will provide the Sub-Adviser with a worksheet accompanying payment of the sub-advisory fee that sets forth the computation of such sub-advisory fee.